EXHIBIT 10.2

Accelera Innovations, Inc
20511 Abbey Dr
Frankfort, IL 60423

April 25, 2012

James R. Millikan
4124 Cashell Glen
Eagan, MN 55122

Dear Jim:

On behalf of Accelera Innovations, Inc (Accelera) (the “Company”), I am pleased to extend this offer of employment to you for the position of Chief Operating Officer (“COO”) reporting to John F. Wallin, President and CEO.

We are excited about the prospect of your joining the team to help lead our business to new levels of success.  We believe this offer is a strong one and fully recognizes the magnitude of your potential contributions to our organization as we grow the business.

We are pleased to offer you a starting annual base salary of $175,000 (less all applicable withholding and tax deductions) to be paid bi-weekly in accordance with the Company’s customary payroll practices.  You will be eligible to participate in our annual review process.

1.
Duties and Responsibilities – As the COO, you will report to the CEO.  Your responsibilities shall include but not be limited to the planning, development, operations and growth of the company.  This offer is for a full time position.  The position will require you to travel to other locations as necessary to fulfill your responsibilities.

2.
Salary – As agreed, you will begin receiving your paid salary at the time Accelera Innovations, Inc. receives its initial financing of Two Million dollars ($2,000,000). The Board of Directors will implement a bonus structure based on goals, objectives and performance, furthermore, will take into consideration the contribution you have made prior to the financing.

Confidential and Proprietary

3.
Equity Compensation  – The senior management of the Company will recommend that the Board of Directors grant you One Million, (1,000,000), shares of the Company’s Common Stock under the terms of the Company’s 2011 Stock Option Plan at the exercise price of .0001 per share.  Two Hundred Thousand (200,000) shares shall be vested upon the date of commencement of employment and the ownership in the remaining shares shall vest over the course of the following Forty-Eight (48) months earned monthly, after the commencement of employment so long as you remain an employee of the Company.  Additional stock may be granted in the future at the discretion of the Board of Directors. Accelera is in no way guaranteeing the performance of its stock.  The value of the stock is driven by the performance     of the company and how it is perceived in the marketplace.

Notwithstanding the foregoing, in the event of a closing of a Change of Control (as defined below) transaction, your option shall immediately vest and become fully exercisable.

“Change of Control” shall mean (a) a sale or disposition of all or substantially all of the assets of the Company; (b) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger, or reorganization; or (c) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred; provided that the foregoing shall not include (i) any consolidation with a wholly owned subsidiary of the Company; (ii) any consolidation or merger effected exclusively to change the domicile of the Company or (iii) any transaction or series of transactions principally for bona fide financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof.

Please note that at present the Company’s shares are not listed on any stock exchange, publicly traded or qualified for sale to the public.  Any issuance, offer or sale of the Company’s shares (including shares issuable upon exercise of your option) will be subject to compliance with state and federal securities law and the terms of any underwriting, offering or listing agreements.

Confidential and Proprietary

Benefits and Vacation – You will be eligible to receive benefits and vacation time based on the COO Benefits and Vacation package that the company is in the process of developing.  Benefits being developed will take into account medical and dental insurance needs.  The Benefits and Vacation package is currently being developed by the Board of Directors.  Once finalized, the Benefits and Vacation package will be presented and immediately implemented.

4.
Incentive and Bonuses  – You will be eligible to receive additional incentives and bonuses based on the Company’s COO Incentive Bonus package. The Incentives and Bonus package is currently being developed by the Board of Directors.  Once finalized, the package will be presented and will be implemented retroactive to your start date.

5.
Employee Confidential Information, Non-Circumvention and No -Solicitation –

To enable the Company to safeguard its proprietary and confidential information, it is a condition of employment that you agree to sign the Company’s standard “Employee Confidentiality, Non-Circumvention and Non-Solicitation” form.  A copy of this agreement is enclosed for your review.  We understand that you are likely to have signed similar agreements with prior employers, and wish to impress upon you that the Company does not want to receive the confidential or proprietary information of others, and will support you in respecting your lawful obligations to prior employers.

6.
At -Will Employment – Should you decide to accept our offer, you will be an “at-will” employee of the Company as outlined in the Illinois regulations.  This means that either you or the Company may terminate the employment relationship with or without cause at any time.  Participation in any stock option, benefit, compensation or incentive program does not change the nature of the employment relationship, which remains “at-will.”

7.
Authorization to Work – Federal government regulations require that all prospective employees present documentation verifying their identity and demonstrating that they are authorized to work in the United States.  If you have any questions about this requirement, which applies to U.S. citizens and non U.S. citizens alike, please contact our Human Resources Department.

Confidential and Proprietary

8.
Complete Offer and Agreement  – This letter contains our complete understanding and agreement regarding the terms of your employment by the Company.  All of these terms are based on the financing of the company.  This means that if you choose to start employment prior to Accelera receiving its financing, you understand that you are accepting all terms agreed upon on an accrual basis retroactive to your start date.   If for any reason the Company financing is not obtained as expected, both parties may have the option to terminate this contract with thirty (30) days notice.  Accelera will honor all salary obligations, stock earned, and any approved business expenses incurred during the time of employment.  There are no other, different or prior agreements or understandings on this or related subjects.  Changes to the terms of your employment, other than as stated above regarding Company financing, can be made only in writing signed by you and an authorized executive of the Company, although it is understood that the Company may, from time to time, in its sole discretion, adjust the salaries, incentive compensation and benefits paid to you and its other employees, as well as job titles, locations, duties, responsibilities, assignments and reporting relationships.

9.
Acceptance of Offer – We hope that you will accept this offer promptly and begin full-time employment at Accelera. by the end of the business day on Friday April 27, 2012.  If our offer is acceptable to you, please sign the enclosed copy of this letter in the space indicated and fax it to me at your earliest convenience at 866-994-6966.

Please respond to this offer by end of business day Thursday April 26, 2012.  Upon verbal acceptance, please sign this offer letter and the included forms and fax to us at 866-994-6966.

This employment offer is contingent upon the following:

•	Your submission of a complete and signed application.
•
Your submission of satisfactory proof of identity and legal authorization to work in the United States within three business days of your start date (if you fail to submit this proof, federal law prohibits us from allowing you to work for the Company.  A copy of a drivers License, State ID or Passport and a copy of Social Security Card.).

•	The receipt of the signed offer letter.
•
Your execution of a Confidentiality, Non-Circumvention and Non-Solicitation on your first day of employment, a copy of which is attached.  Please review the agreement prior to accepting your offer from Company.

Confidential and Proprietary

We are looking forward to your coming on board and having a long and fulfilling career with  Accelera Innovations, Inc.. You will be a member of a select team of professionals contributing to the continued growth of the Company.  If you have any questions, please contact me at 563-563-449-6049.

Sincerely,
/s/John F Wallin
John F. Wallin
Accelera Innovations, Inc.

Upon acceptance, please sign and fax to 866-994-6966

I accept the offer of employment by Accelera Innovations, Inc. on the terms described in this letter.

Signature: /s/James R. Millikan

Date: April 26, 2012

My start date will be: April 27, 2012

cc: Board of Directors
Human Resources

Confidential and Proprietary